                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                            MELAMINE CHEMICALS, INC.
                                       AT
                              $20.50 NET PER SHARE
                                       BY
                                MC MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                             BORDEN CHEMICAL, INC.
                                A SUBSIDIARY OF
                                  BORDEN, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 13, 1997,
                         UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF MELAMINE CHEMICALS, INC. (THE "COMPANY"), WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS, NOT LESS THAN 51% OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON THE DATE OF PURCHASE AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.
                           --------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) (and the associated preferred share purchase rights (the "Rights") of the Company) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares (and Rights, if applicable) and any other required documents to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares (and Rights, if applicable) so registered.

    A stockholder who desires to tender Shares (and Rights) and whose certificates representing such Shares (and Rights, if applicable) are not immediately available, or who cannot deliver the certificates for Shares (and Rights, if applicable) and all other required documents to reach the Depository on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to Chase Securities Inc. (the "Dealer Manager") or to Mackenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.
                                OCTOBER 15, 1997

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
INTRODUCTION.....................................................................................................           1

THE TENDER OFFER.................................................................................................           3

       1.  Terms of the Offer; Expiration Date...................................................................           3

       2.  Acceptance for Payment and Payment for Shares.........................................................           4

       3.  Procedure for Tendering Shares and Rights.............................................................           6

       4.  Withdrawal Rights.....................................................................................           9

       5.  Certain Federal Income Tax Consequences...............................................................          10

       6.  Price Range of Shares; No Cash Dividends..............................................................          10

       7.  Certain Information Concerning the Company............................................................          11

       8.  Certain Information Concerning the Parent, the Purchaser and Borden, Inc..............................          14

       9.  Source and Amount of Funds............................................................................          16

      10.  Background of the Offer; Contacts with the Company....................................................          17

      11.  The Merger Agreement; the Tender Agreement............................................................          17

      12.  Purpose of the Offer; the Merger; Plans for the Company; Rights Agreement.............................          28

      13.  Dividends and Distributions...........................................................................          33

      14.  Effect of the Offer on the Market for the Shares, Nasdaq National Market Quotation and Exchange Act
           Registration..........................................................................................          33

      15.  Certain Conditions of the Offer.......................................................................          34

      16.  Certain Legal Matters and Regulatory Approvals........................................................          36

      17.  Fees and Expenses.....................................................................................          38

      18.  Miscellaneous.........................................................................................          38

SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT, THE PURCHASER AND BORDEN, INC. ....................
                                                                                                                          I-1

To the Stockholders of
  MELAMINE CHEMICALS, INC.

                                  INTRODUCTION

    MC Merger Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Borden Chemical, Inc., a Delaware corporation (the "Parent"), which is itself a subsidiary of Borden, Inc., a New Jersey corporation ("Borden"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Melamine Chemicals, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 5, 1990, as amended (the "Rights Agreement"), between the Company and Wachovia Bank and Trust Company, N.A. (now Wachovia Bank, N.A.), as Rights Agent (the "Rights Agent"), at a purchase price of $20.50 per Share and associated Right, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Rights Agreement is described in greater detail below in Section 12. Unless the context requires otherwise, all references in this Offer to Purchase to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the stockholders of the Company or to holders of the Rights pursuant to the Rights Agreement. In connection with the Merger Agreement (as defined below), the Company has amended the Rights Agreement so that the execution and delivery of the Merger Agreement and the Tender Agreement (as defined below), and the consummation of the transactions contemplated thereby, including the Offer and the purchase of Shares pursuant thereto, will not result in the occurrence of a Distribution Date, a Shares Acquisition Date or any person becoming an Acquiring Person (each as defined in the Rights Agreement), or in any adjustment to the exercise price or other terms of the Rights. Unless and until the Distribution Date occurs, the Rights will be transferred with and only with the Shares and, therefore, the surrender for transfer of any of the certificates representing Shares (the "Share Certificates"), including upon acceptance for payment of such Shares pursuant to the Offer, will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. See Section 12.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares and Rights pursuant to the Offer. The Purchaser will pay all fees and expenses of Chase Securities Inc., which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company, which is acting as the Depositary (in such capacity, the "Depositary"), and Mackenzie Partners, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS APPROVED, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

    The Board of Directors has received the opinion dated October 9, 1997 of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain assumptions stated therein, the $20.50 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates and holders who exercise their appraisal rights in accordance with applicable law) was fair from a financial point of view to such holders. A copy of the opinion of Goldman Sachs is attached to the Company's Solicitation/

Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) SUCH NUMBER OF SHARES WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS, NOT LESS THAN 51% OF THE SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR ACT CONDITION"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 9, 1997 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. Borden has guaranteed the Parent's obligations under the Merger Agreement. See
Section 11.

    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any subsidiary of the Company and Shares owned by the Parent, the Purchaser or any other subsidiary of the Parent, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $20.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

    The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    The Company has represented to the Parent that as of the close of business on October 9, 1997, there were 5,627,934 Shares issued and outstanding and 356,986 Shares issuable upon the exercise of outstanding stock options. Based upon the foregoing, the Purchaser believes that 3,052,310 Shares constitutes 51% of the outstanding Shares on a fully-diluted basis.

    Simultaneously with the execution of the Merger Agreement and as a condition to the willingness of the Parent and the Purchaser to proceed with the Offer and the Merger, the Parent and the Purchaser entered into a Tender Agreement (the "Tender Agreement") with ChemFirst, Inc., a Mississippi corporation ("ChemFirst" or the "Stockholder"), pursuant to which, among other things, ChemFirst agreed to validly tender (and not withdraw) its Shares to the Purchaser pursuant to the Offer, and to vote the Owned Shares, among other things, in favor of the Merger and against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. As of the date of the Tender Agreement, ChemFirst beneficially owned 1,275,000 Shares (the "Owned Shares"), representing approximately 21.3% of the outstanding Shares on a fully-diluted basis. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, November 13, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Act Condition and certain other conditions. See
Section 15, which sets forth in full the conditions to the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition and the HSR Act Condition) and to modify the terms of the Offer. Subject to the provisions of the Merger Agreement, including the provisions of the Merger Agreement described in the next paragraph, and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, the Purchaser reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) waive such unsatisfied conditions and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

    Under the terms of the Merger Agreement, the Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, decrease the price per Share payable in the Offer, change the form of consideration (other than by adding consideration), reduce the number of Shares sought to be purchased in the Offer, extend the Expiration Date (except as described below in this paragraph) or otherwise change any term of the Offer in any manner adverse to any holder of Shares. The Merger Agreement provides that the Purchaser may, without the consent of the Company, (i) extend the Offer (on one or more occasions) beyond the scheduled expiration date if at any such date any of the conditions to the Purchaser's obligation to purchase Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer to the extent required by any rule or regulation of the Commission or (iii) extend the Offer (on a one-time basis only) for not more than five business days beyond the scheduled expiration date if all of the conditions thereto have been satisfied or waived and at least 51% but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer. In addition, notwithstanding anything in the preceding sentence to the contrary, the Merger Agreement provides that the Purchaser may not, without the Company's prior written consent, (A) extend the Expiration Date if the failure to meet any condition to the Offer was directly or indirectly caused by an act or omission of the Parent or the Purchaser that constitutes a breach of the Merger Agreement or (B) effect any individual extension as a result of a failure to meet a condition to the Offer in excess of the amount of time reasonably believed by the Parent to be necessary to satisfy such condition, which shall in no event exceed 10 business days. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement described above in this paragraph, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition and the HSR Act Condition. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates and, if applicable, certificates evidencing the Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. If Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares. See Section 12.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares and Rights pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares and Rights accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares and Rights have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES AND RIGHTS BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares and Rights tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares and Rights tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in
Section 4.

    If any tendered Shares and Rights are not accepted for payment for any reason or if Share Certificates are submitted for more Shares and Rights than are tendered, Share Certificates evidencing unpurchased or untendered Shares and Rights will be returned without expense to the tendering stockholder (or, in the case of Shares and Rights tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares and Rights will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates, if any, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares and Rights validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURE FOR TENDERING SHARES AND RIGHTS.

    VALID TENDERS. Except as set forth below, in order for Shares and Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and Rights, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and Rights Certificates, if applicable, evidencing tendered Shares and Rights must be received by the Depositary at such address or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

    RIGHTS CERTIFICATES. PRIOR TO A DISTRIBUTION DATE, A VALID TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. If the Distribution Date has occurred and Rights Certificates have been distributed to such holders prior to the date of tender pursuant to the Offer, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Shares without Rights Certificates as set forth above constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date Rights Certificates are distributed. See Section 1.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by a particular Book-Entry Transfer Facility, the Depositary will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering stockholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of Rights Certificates to the Depositary or pursuant to the guaranteed delivery procedures set forth below.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND RIGHTS CERTIFICATES, IF APPLICABLE, AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN

ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares and Rights are tendered
(i) by a registered holder of Shares and Rights who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates and Rights Certificates, if applicable, are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates and Rights Certificates, if applicable, not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates and Rights Certificates, if applicable, must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates and Rights Certificates, if applicable, are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates and Rights Certificates, if applicable, are not immediately available, or such stockholder cannot deliver the Share Certificates and Rights Certificates, if applicable, and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares and Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates and Rights Certificates, if applicable (or a Book-Entry Confirmation), representing all tendered Shares and Rights in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares and Rights tendered within the meaning of, and that the tender of the Shares and Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates and Rights Certificates, if applicable, for, or of Book-Entry Confirmation with respect to, such Shares and

Rights, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates and Rights Certificates, if applicable, or Book-Entry Confirmations with respect to such Shares and Rights are received into the Depositary's account at a Book-Entry Transfer Facility.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares and Rights tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or Rights or other securities issued or issuable in respect of such Shares or Rights on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares and Rights for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and Rights (and such other Shares, Rights and other securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and Rights (and such other Shares, Rights and other securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares and Rights, the Purchaser must be able to exercise full voting rights with respect to such Shares, Rights and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and Rights will be determined by the Purchaser in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement) or any defect or irregularity in any tender of Shares and Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, Borden, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares and Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares and Rights within the meaning of, and that the tender of the Shares and Rights complies with, Rule 14e-4 under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares and Rights made pursuant to the Offer are irrevocable, except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 13, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and Rights or is unable to purchase Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law or by the Merger Agreement.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or, if applicable, Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, Borden, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares and Rights may not be rescinded. Any Shares and Rights properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares and Rights may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares and the associated Rights tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses. Long-term capital gains of individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than 18 months. INDIVIDUALS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT OF CAPITAL GAINS AND LOSSES.

    6. PRICE RANGE OF SHARES; NO CASH DIVIDENDS. The Shares are listed and traded on the Nasdaq National Market under the symbol "MTWO". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 and June 30, 1997 (the "1996 Annual Report" and the "1997 Annual Report," respectively) with respect to the fiscal years covered by such Annual Reports, respectively, and as reported by the Dow Jones News Service thereafter. According to the 1997 Annual Report, the Company has not paid cash dividends on the Shares since March, 1992 and has no plans to do so.

                      HIGH      LOW
                     -------  -------
Fiscal Year Ended
  June 30, 1996:
  First Quarter..... $10 1/4  $ 8 1/2
  Second Quarter.... $10 1/4  $ 8 1/4
  Third Quarter..... $ 9 1/2  $ 7 5/8
  Fourth Quarter.... $ 9 3/4  $ 7 49/64
Fiscal Year Ended
  June 30, 1997:
  First Quarter..... $ 9      $ 6 1/4
  Second Quarter.... $ 8 3/4  $ 6 1/4
  Third Quarter..... $11 3/4  $ 7 5/8
  Fourth Quarter.... $14 1/2  $10 1/2
Fiscal Year Ending
  June 30, 1998:
  First Quarter..... $16 1/2  $13 3/4
  Second Quarter
    (through October
    14, 1997)....... $20 15/16 $16

    On June 27, 1997, the last full trading day prior to the Company's announcement that it had received an unsolicited takeover proposal from Ashland Inc. ("Ashland"), the closing sale price per

Share reported on the Nasdaq National Market was $12.00. On July 15, 1997, the last full trading day prior to the Company's announcement that it had engaged Goldman Sachs as its financial advisor, the closing sale price per Share reported on the Nasdaq National Market was $14.50. On October 9, 1997, the last full trading day prior to announcement of the Offer on the evening of October 9, 1997, the closing sale price per Share reported on the Nasdaq National Market was $16.50. On October 14, 1997, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $20.19. See Section 10. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Rights are currently attached to the outstanding Shares and may not be traded separately. If a Distribution Date occurs, the Rights could begin trading separately from the Shares. See Section 12. IN SUCH EVENT, STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS. Holders of Shares are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date occurs, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1996 Annual Report, the 1997 Annual Report, other publicly available information and other information provided by the Company. The summary information set forth below is qualified in its entirety by reference to the publicly available reports of the Company (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, the Purchaser does not assume any responsibility for the accuracy or completeness of the information contained in such reports, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Parent and the Purchaser.

    GENERAL. The Company was formed in 1968 as a Delaware corporation by Ashland and First Mississippi Corporation, the predecessor of ChemFirst, each of which owned 50% of the Company's outstanding capital stock prior to the Company's initial public offering in August 1987. Ashland and ChemFirst each owns approximately 21.3% of the outstanding Shares on a fully-diluted basis. The Company's principal executive offices are located at Highway 18 West, Donaldsonville, Louisiana 70341. The telephone number of the Company at such offices is (504) 473-3121.

    The Company is engaged in the production and marketing of melamine crystal, a specialty chemical having numerous industrial and commercial applications.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's last five fiscal years which were derived from the 1997 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth below.

                            MELAMINE CHEMICALS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

                                                                      FISCAL YEAR ENDED JUNE 30,
                                                         -----------------------------------------------------
                                                           1997       1996       1995       1994       1993
                                                         ---------  ---------  ---------  ---------  ---------
OPERATIONS STATEMENT DATA:
Net sales..............................................  $  59,978  $  55,619  $  45,501  $  39,085  $  35,423
Cost of sales..........................................     51,142     46,976     38,204     41,670     37,353
                                                         ---------  ---------  ---------  ---------  ---------
  Gross profit (loss)..................................      8,836      8,643      7,297     (2,585)    (1,930)
Selling, general and administrative expenses...........      3,512      3,293      2,994      2,820      3,285
Research and development costs.........................        250        229        230        182        129
                                                         ---------  ---------  ---------  ---------  ---------
  Operating income (loss)..............................      5,074      5,121      4,073     (5,587)    (5,344)
Other income (expense), net............................     17,844(1)    (1,106)       205     1,668      (266)
                                                         ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income tax expense (benefit)....     22,918      4,015      4,278     (3,919)    (5,610)
Income tax expense (benefit)...........................      8,176      1,285        945     (1,411)    (2,019)
                                                         ---------  ---------  ---------  ---------  ---------
  Net earnings (loss)..................................  $  14,742  $   2,730  $   3,333  $  (2,508) $  (3,591)
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share.......................  $    2.63  $    0.50  $    0.60  $   (0.46) $   (0.66)
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Dividends per common share.............................  $  --      $  --      $  --      $  --      $  --
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------


                                                                            AS OF JUNE 30,
                                                         -----------------------------------------------------
                                                           1997       1996       1995       1994       1993
                                                         ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital........................................  $  34,193  $  18,364  $  14,020  $   9,656  $  12,678
Total assets...........................................     75,749     47,143     44,289     40,610     46,954
Stockholders' equity...................................     50,044     34,850     32,095     28,760     31,268

                                                                      FISCAL YEAR ENDED JUNE 30,
                                                         -----------------------------------------------------
                                                           1997       1996       1995       1994       1993
                                                         ---------  ---------  ---------  ---------  ---------
OPERATING DATA (IN MILLION OF POUNDS):
Melamine produced......................................      107.1      106.0       99.3       84.5       94.5
Domestic sales.........................................       72.2       58.0       62.6       53.9       47.0
Export sales...........................................       41.5       44.5       37.8       51.2       40.4

------------------------

(1) Includes $17.4 million from sale of technology in April 1997.
                            ------------------------

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

    CERTAIN PROJECTIONS. In connection with the Parent's, the Purchaser's and Borden's due diligence review of the Company and during the course of negotiations between the Parent, the Purchaser, Borden and the Company and their respective advisors described in Section 10 of this Offer to Purchase, the Company provided the Parent, the Purchaser and Borden with certain projections of future operating performance of the Company which the Parent, the Purchaser and Borden believe are not publicly available.

    Such projections provided by the Company to the Parent, the Purchaser and Borden were prepared as part of the Company's effort to sell the Company. While presented with numerical specificity, such projections are based upon a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond the Parent's, the Purchaser's, Borden's or the Company's control. Therefore, such projections are inherently imprecise, and there can be no assurances that any such projections will be realized or that actual results will not differ significantly from those set forth below. None of the Parent, the Purchaser, Borden, the Company, their respective directors or the Company's financial advisor accepts any responsibility for such projections or the bases or assumptions on which they were prepared. Such projections were not intended to be a forecast of financial results by the Company and were not prepared with a view to public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts.

    Such projections for the Company's fiscal years 1998 and 1999 are being summarized below solely because they were furnished to the Parent, the Purchaser and Borden and the summary below should not be interpreted as suggesting that the Parent, the Purchaser and Borden relied on such projections in evaluating a transaction with the Company. Projected data furnished to the Parent, the Purchaser and Borden with respect to periods after the Company's fiscal year 1999 and as to other scenarios have not been summarized below due to the necessarily more speculative and even less reliable character of such data.

    The principal assumptions underlying the projections are as follows:

         (i) a volume increase of melamine produced of 7 million pounds per year in fiscal year 1999 as compared to fiscal 1997 levels;

        (ii)increases in net selling prices per pound believed by the Company's management to be conservative;

        (iii) raw material pricing and utility expenses based on third-party estimates; and

        (iv) capital expenditures at levels deemed appropriate by the Company's management to maintain fiscal 1997 operating conditions and performance.

                     COMPANY SELECTED FINANCIAL PROJECTIONS
                                 (IN THOUSANDS)

                                                                                              FY1998E    FY1999E
                                                                                             ---------  ---------
Sales revenues.............................................................................  $  56,462  $  60,480
Operating profit...........................................................................      9,587     13,661
Depreciation...............................................................................      4,300      4,300

    The foregoing summary of such projections is being included herein only because such information was made available to the Parent by or on behalf of the Company.

    8. CERTAIN INFORMATION CONCERNING THE PARENT, THE PURCHASER AND BORDEN, INC.

    THE PURCHASER. The Purchaser is a newly formed Delaware corporation organized at the direction of the Parent in connection with the Offer and the Merger. The address of the Purchaser is the same as the address of the Parent.

    THE PARENT. The Parent is a Delaware corporation that was incorporated in November 1995. The Parent produces thermosetting resins for the forest products industry and for foundry and industrial applications. The Parent also produces formaldehyde, much of which is used to produce thermosetting resins and the remainder of which is sold to third parties. The Parent manufactures and distributes its products worldwide. The Parent's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. The telephone number of the Parent at such offices is (614) 225-4000.

    BORDEN, INC. Borden is a New Jersey corporation that was incorporated on April 24, 1899. Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products through its chemical, decorative products, consumer adhesives and business services operating units. Borden's principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. The telephone number of Borden at such offices is (614) 225-4000. Borden has guaranteed the Parent's obligations under the Merger Agreement. Set forth below are certain selected consolidated financial data relating to Borden and its subsidiaries for Borden's last five fiscal years and the periods ended June 30, 1997 and June 30, 1996, which have been derived from the financial statements contained in Borden's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Borden's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Borden with the Commission, and the following financial information is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein.

                                  BORDEN, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

    The following represents selected consolidated financial data for Borden:

                                                                     CONSOLIDATED FOR THE YEARS
                                                     ----------------------------------------------------------
                                                        1996        1995        1994        1993        1992
                                                     ----------  ----------  ----------  ----------  ----------
SUMMARY OF EARNINGS
Net sales(1).......................................  $  3,681.3  $  4,107.8  $  4,440.5  $  4,381.2  $  4,719.4
Income (loss) from continuing operations(2)........        75.5      (393.4)     (594.4)     (153.7)     (232.7)
Loss applicable to common stock (3)................      (333.1)     (424.9)     (597.7)     (630.7)     (364.4)
Income (loss) per common share from continuing
  operations.......................................  $     0.38  $    (2.05) $    (4.14) $    (1.09) $    (1.62)
Loss per common share..............................       (1.67)      (2.21)      (4.16)      (4.47)      (2.54)
Dividends per common share.........................  $    0.083      --      $    0.252  $     0.90  $    1.185
Dividends per preferred series A share.............  $    3.125  $    2.392      --          --          --
Dividends per preferred series B share.............      --          --      $     1.32  $     1.32  $     1.32
Average number of common shares outstanding during
  the year.........................................       199.0       192.3       143.7       141.0       143.4

FINANCIAL STATISTICS (at period end)
  Total assets(4)..................................  $  2,750.9  $  3,809.2  $  4,004.4  $  4,184.0  $  5,246.0
  Long-term debt...................................       567.8     1,211.8     1,379.0     1,240.8     1,329.9

------------------------

(1) The decrease in net sales of $426.5 or 10.4% to $3,681.3 in 1996 from $4,107.8 in 1995 is primarily a result of the sale of six dairy plants during 1995, the sale of a wallcovering operation during the second quarter of 1996, the sale of Borden's salty snacks business during the third quarter of 1996, and the sale of the packaging and plastic films business in the fourth quarter of 1996.

(2) Borden reported income from continuing operations of $75.5, an improvement of $468.9 from the $393.4 loss from continuing operations recorded in 1995. This improvement is the result of numerous unusual or non-recurring charges incurred in 1995, including accrued losses for the divestiture of the packaging and plastic films business and certain other non-food operations, and an additional charge relating to a 1994 divestiture. The improvement of $201.0 or 33.8% from the 1994 loss from continuing operations of $594.4 to a loss of $393.4 in 1995 is primarily the result of merger related expenses and expenses incurred in conjunction with Borden's 1994 credit line renegotiation.

(3) The 1996 loss applicable to common stock of $333.1 was primarily the result of the loss on the sale of the former domestic and international foods business to Borden Foods Holdings Corporation.

(4) The decrease of $1,058.3 or 27.8% in total assets from $3,809.2 in 1995 to $2,750.9 in 1996 was primarily caused by the sale of Borden's salty snacks, packaging and plastic films and the European bakery businesses.

                                  BORDEN, INC.
  SELECTED CONSOLIDATED FINANCIAL DATA FOR THE SIX MONTHS ENDING JUNE 30, 1997
                                   UNAUDITED
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

    The following represents selected consolidated financial data for the six months ended June 30, 1997 for Borden:

                                                                                         CONSOLIDATED FOR THE
                                                                                           SIX MONTHS ENDED
                                                                                    ------------------------------
                                                                                    JUNE 30, 1997   JUNE 30, 1996
                                                                                    --------------  --------------
SUMMARY OF EARNINGS
Net sales.........................................................................   $      946.0    $    1,522.0
Income (loss) from continuing operations..........................................           18.5            40.5
Net income (loss) applicable to common stock......................................           (9.5)            2.0
Net income (loss) per common share from continuing operations.....................   $        .09    $        .20
Net income (loss) per common share................................................   $       (.05)   $        .01
Dividends per common share........................................................   $        .13    $         --
Dividends per preferred series A share............................................   $        1.5    $        1.5
Average number of common shares outstanding during the year.......................          199.0           199.0

FINANCIAL STATISTICS (at period end)
  Total assets....................................................................   $    2,526.8
  Long-term debt..................................................................          914.0

    Borden is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The financial statements set forth in Item 1 of Borden's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and in Item 8 of Borden's Annual Report on Form 10-K for the year ended December 31, 1996 are incorporated herein by reference.

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of the Parent, the Purchaser and Borden are set forth on
Schedule I hereto.

    CERTAIN TRANSACTIONS. Borden and its subsidiaries have from time to time purchased melamine crystal from the Company in the ordinary course of business. The aggregate purchase price for such purchases during the period from July 1, 1994 to June 30, 1995 was $2.3 million, from July 1, 1995 to June 30, 1996 was $2.4 million and from July 1, 1996 to June 30, 1997 was $2.6 million. Borden and its subsidiaries may in the future purchase melamine crystal from the Company in the ordinary course of business.

    9. SOURCE AND AMOUNT OF FUNDS. The Purchaser will require approximately $128 million to (i) purchase the Shares (assuming all outstanding options were exercised) pursuant to the Offer and the Merger and (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger. All of the funds required to finance the foregoing will be furnished to the Purchaser by the

Parent. The Parent will obtain such funds from its working capital and from the proceeds of loans to the Parent from Borden pursuant to a loan agreement dated as of July 1, 1996 (the "Loan Agreement"), which provides for a revolving loan facility in an aggregate amount not to exceed $75 million and term loans, from time to time, in amounts and on terms as determined by Borden. Pursuant to a letter to the Parent dated October 1, 1997, Borden agreed to provide up to $118.5 million of funding as a term loan under the Loan Agreement to the Parent in connection with the acquisition of the Company at an annual interest rate to be determined no later than the time of funding, but not to exceed 10.5%.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In July 1997, Goldman Sachs, on behalf of the Company, contacted Joseph M. Saggese, the Chairman of the Board of Directors, President and Chief Executive Officer of the Parent, concerning the possibility of an acquisition by the Parent of the Company. On June 30, 1997, the Company had publicly announced that it had received an unsolicited proposal from Ashland to acquire the Shares it did not already own for a purchase price of $12.50 per Share. In response to this proposal, on July 16, 1997, the Company announced that it had engaged Goldman Sachs as its financial advisor to assist it in considering the Company's "alternatives." On August 15, 1997, Ashland publicly announced that it was raising the price it was willing to pay to acquire the Shares it did not already own to $14.75 per Share.

    On July 24, 1997, the Parent and the Company entered into a confidentiality and standstill agreement, which provided, among other things, that certain information furnished by the Company to the Parent or its advisors or other representatives would not be disclosed, subject to certain exceptions. Shortly thereafter, Goldman Sachs made available to the Parent certain information and, on August 6, 1997, representatives of the Parent and the Company met at the offices of the Company's counsel in New Orleans, Louisiana to discuss the Company's business and operations, including certain internal estimates regarding the Company's future performance. See Section 7.

    On September 18, 1997, the Board of Directors of the Parent authorized the Parent to provide an indication of interest to pursue a transaction with respect to the Company. On September 23, 1997, the Parent indicated to Goldman Sachs the Parent's interest in pursuing an acquisition of the Company and provided a written mark-up of the draft merger agreement previously furnished to it by the Company, as well as a draft tender agreement for ChemFirst. Parent's indication of interest provided that Parent would need to be satisfied with the definitive versions of the Company's amended feedstock agreement and site lease agreement with Triad Nitrogen, Inc.

    Between September 23, 1997 and October 9, 1997, representatives of the Company, Goldman Sachs, the Parent and the Parent's legal and other advisors completed their due diligence investigations of the Company and held numerous discussions with respect to a possible acquisition of the Company, including with respect to the terms of a possible merger agreement. Parent and its advisors also negotiated the final terms of the Tender Agreement with ChemFirst.

    On October 9, 1997, definitive versions of the Company's amended feedstock agreement and site lease agreement were provided to Parent and, following Parent's determination that such agreements were satisfactory to it, the Merger Agreement and Tender Agreement were executed, and public announcement thereof was made, on October 9, 1997.

    11. THE MERGER AGREEMENT; THE TENDER AGREEMENT. The following is a summary of the Merger Agreement and the Tender Agreement, which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that no later than five business days after the date of the Merger Agreement, the Parent will cause the Purchaser to, and the Purchaser will, commence the Offer. The Merger Agreement further provides that the Parent will cause the Purchaser to, and the Purchaser will use its commercially reasonable best efforts to consummate the Offer as soon as legally permissible. The parties to the Merger Agreement have also agreed in the Merger Agreement that the obligations of the Parent and the Purchaser to consummate the Offer, and to accept for payment and pay for Shares tendered pursuant to the Offer, will be subject only to the conditions described in Section 15 hereof. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition or the HSR Act Condition), provided, that, unless previously approved in writing by the Company's Board of Directors, the Purchaser will not (i) impose conditions to the Offer in addition to those set forth in Section 15 hereof,
(ii) decrease the Merger Consideration, (iii) change the form of consideration (other than by adding consideration), (iv) reduce the number of Shares sought to be purchased in the Offer, (v) extend the Expiration Date other than as described in the Merger Agreement, or (vi) otherwise change any term of the Offer in any manner adverse to the holders of Shares. Under the Merger Agreement, the Purchaser may, without consent of the Company, (i) extend the Offer (on one or more occasions) beyond the scheduled Expiration Date if at any such date any of the conditions will not be satisfied or waived, (ii) extend the Offer to the extent required by any rule or regulation of the Commission or
(iii) extend the Offer (on a one-time basis only) for not more than five business days beyond the Expiration Date if all of the conditions have been satisfied or waived and at least 51% but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer; provided further that notwithstanding anything in the foregoing proviso to the contrary, the Purchaser may not, without the Company's prior written consent,
(A) extend the Expiration Date if the failure to meet any condition was directly or indirectly caused by an act or omission of the Parent or the Purchaser that constitutes a breach of the Merger Agreement or (B) effect any individual extension as described in clause (i) of this sentence in excess of the amount of time reasonably believed by the Parent to be necessary to satisfy such condition, but such date will not exceed 10 business days; provided further, that if the Purchaser does not consummate the Offer on the initial Expiration Date, or any extension thereof, due to the failure of one or more conditions in any of paragraph (b) or (c)(i) through (iv) under Section 15 hereof to be satisfied, the Parent will cause the Purchaser to, and the Purchaser will, unless the Company has materially breached the Merger Agreement and failed to cure such breach within 15 days of being notified thereof in writing, extend the Offer one or more times until the earlier or (i) 11:59 p.m. New York City time on the sixtieth calendar day after the date of the Merger Agreement or (ii) two business days after such time as such condition or conditions are satisfied or waived, provided further, that the Purchaser will not be obligated to extend the Offer pursuant to the foregoing proviso if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the sixtieth calendar day after the date of the Merger Agreement. The Merger Agreement provides that the Parent will provide or cause to be provided to the Purchaser on a timely basis the funds necessary to accept for payment and pay for Shares pursuant to this Offer. The Merger Agreement further provides that the Purchaser may, at any time, transfer or assign to the Parent or to one or more corporations directly or indirectly wholly-owned by the Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Parent or the Purchaser of its obligations with respect to the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon acceptance for payment by the Purchaser of Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, as will give the Purchaser representation on the Board of Directors of the Company (the "Board") equal to at least that number of directors equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares so accepted for payment bears to the number of Shares outstanding, and the Company will, at such time, at the election of the Purchaser either increase the size of the Board or use its best efforts to cause the appropriate number of directors who are members of the Board as of the date of the Merger Agreement to resign and the Purchaser's designees to be appointed or elected to fill the vacancies thereby created in conformity with the DGCL, the Company's certificate of incorporation and by-laws and other applicable law. In addition, until the Effective Time, there will be at least three directors on the Board who are directors on the date of the Merger Agreement and who are not designees nor officers, directors, employees or affiliates of Parent or the Purchaser nor employees of the Company (the "Independent Directors"); provided, however, that if the number of Independent Directors is reduced below three for any reason, the Board will, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who are directors on the date of the Merger Agreement and not an officer, director, employee or affiliate of Parent or the Purchaser nor an employee of the Company, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. The Merger Agreement further provides that the Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

    The Merger Agreement provides that following the election or appointment of the Purchaser's designees pursuant to the provisions described in the preceding paragraph and until the Effective Time, any amendment of the Merger Agreement or the certificate of incorporation or by-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser, any waiver of any of the Company's rights thereunder, or any transaction between Parent (or any affiliate or associate thereof) and the Company will require the concurrence of a majority of the Independent Directors. The Independent Directors will have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with Merger Agreement. In addition, the Independent Directors will have the authority to institute any action on behalf of the Company to enforce performance of the Merger Agreement.

    THE MERGER. The Merger Agreement provides, upon the terms and subject to the conditions thereof, at the Effective Time and in accordance with the DGCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Merger Agreement provides that the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (as amended substantially in its entirety as directed in the Merger Agreement), will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed as provided therein and in accordance with the applicable law. At the Effective Time, the by-laws of the Purchaser will be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms and as provided by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and until the earlier of his resignation or removal or until his respective successor is duly appointed and qualified, as the case may be.

    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or by any subsidiary of the Company), Dissenting Shares and Parent Shares (as defined in the Merger Agreement), will be converted into the right to receive the Merger Consideration payable to the holder thereof, without interest thereon, upon surrender of the certificates formerly representing such Share in the manner described in the Merger Agreement. All treasury Shares immediately prior to the Effective Time, if any, and all Shares owned by the Parent, the Purchaser or any other direct or indirect wholly-owned subsidiary of Parent, if any, will be canceled and retired and cease to exist, and no consideration will be delivered in exchange therefor.

    The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the Merger and who has properly exercised and perfected appraisal rights under Section 262 of the DGCL will not be converted into or exchangeable for the right to receive the Merger Consideration, but will be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the DGCL, each Share of such holder will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, as described above and such Shares will no longer be Dissenting Shares.

    The Merger Agreement provides that each share of common stock of the Purchaser will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

    The Merger Agreement provides that under the terms of the Melamine Chemicals, Inc. Second Amended and Restated Long-Term Incentive Plan, effective July 31, 1987 (the "Old Incentive Plan"), outstanding options granted under the Old Incentive Plan will terminate upon the consummation of the Offer and the holders of such options will be entitled to immediate payment by the Company of, in exchange for their terminated options, an amount in cash equal to (i) the excess of the Merger Consideration per share over the per share exercise price of the option, multiplied by (ii) the number of Shares that would otherwise have been received upon exercise of the terminated option. The Merger Agreement also provides that upon the Board's approval of the Offer and the Merger, outstanding options (the "1996 Plan Options") granted under the Melamine Chemicals, Inc. 1996 Long-Term Incentive Plan, effective September 9, 1996 (the "1996 Incentive Plan" and, together with the Old Incentive Plan, the "Long-Term Incentive Plans") will accelerate automatically to become fully exercisable. In accordance with the terms of the 1996 Incentive Plan, the Company will cause the Personnel and Compensation Committee of its Board of Directors to cancel the 1996 Plan Options, and to pay, upon consummation of the Offer, to each holder of such 1996 Plan Options, an amount in cash equal to the product of (i) the excess of the Merger Consideration per share over the per share exercise price of each of such holder's 1996 Plan Options, multiplied by (ii) the number of Shares that would otherwise have been received upon exercise of such holder's 1996 Plan Options. The Merger Agreement further provides that the Company will be entitled to deduct and withhold from such payment amounts for taxes as required by the Internal Revenue Code of 1986, as amended, or any applicable provision of state, local or foreign tax law.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization and qualifications, subsidiaries, capitalization, authorization for the agreement, absence of conflicts with governing instruments or other agreements, governmental approvals and consents, brokers and finders, filings with the Commission, absence of certain changes or events, legal proceedings, compliance with laws, taxes, employee benefits and related matters, environmental matters, real property, labor matters, contracts and certain other agreements, absence of certain liabilities, opinion of the Company's financial advisor, the Rights Agreement, intellectual property, and veracity of information supplied by the Company.

    In addition, the Merger Agreement contains representations and warranties of the Parent and the Purchaser concerning their organization, authorization for the agreement, absence of conflicts with governing instruments or other agreements, governmental approvals and consents, brokers and finders, legal proceedings, financing, and the veracity of the information supplied by the Parent and the Purchaser.

    AGREEMENTS OF THE COMPANY, THE PARENT AND THE PURCHASER.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or the disclosure schedule to the Merger Agreement (the "Disclosure Schedule"), or the Parent otherwise agrees in writing:

    (a) the business of the Company will be conducted only in the ordinary course consistent with past practices;

    (b) the Company will use its commercially reasonable best efforts to preserve intact in all material respects the business organization of the Company, to keep available the services of its officers and employees and to preserve the goodwill of those having business relationships with it;

    (c) the Company will not (i) amend its certificate of incorporation or by-laws; (ii) split, combine, reclassify or take similar action with respect to any of its capital stock; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any additional shares or rights of any kind to acquire any shares (whether through the granting or issuance of options, warrants, commitments, subscriptions, rights to purchase or otherwise), of its capital stock of any class or any other securities or equity equivalents (including without limitation stock appreciation rights), other than Shares issuable upon the exercise of Company Options outstanding on the date of the Merger Agreement; (iv) purchase, redeem or otherwise acquire any Shares or any other securities of the Company; (v) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class; (vi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company; or (vii) make any commitment to do any of the foregoing;

    (d) the Company will not (i) engage in certain acquisitions or sales or other dispositions of property or assets; (ii) incur any indebtedness for borrowed money, subject to specified exceptions; (iii) make capital expenditures or commitments; (iv) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of the Merger Agreement);
(v) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices and (B) costs relating to the Merger Agreement and the transactions contemplated thereby; (vi) waive release, grant or transfer any right of material value or modify or change in any material respect any existing material license, lease, contract or other document; (vii) make any tax election or settle or compromise any federal, state, local or foreign tax liability; or
(viii) enter into any contract, agreement, commitment or arrangement with respect to, or resolve to do, any of the foregoing;

    (e) the Company will not (i) enter into any new severance or change of control or employment agreement; (ii) amend any existing employment or change of control or severance agreement; (iii) grant any increases in compensation or benefits, other than in the ordinary course consistent with past practices; (iv) adopt any new Employee Plan or Benefit Arrangement (as defined in the Merger Agreement), (v) make any change in or to any existing Employee Plan or Benefit Arrangement, subject to specified exceptions; (vi) make any grants, awards or distributions under any Employee Plan or Benefit Arrangement, other than in the ordinary course consistent with past practices and those grants, awards or distributions required to be made under such Employee Plans or Benefit Arrangements as in effect on the date of the Merger Agreement; or (vii) make any amendment to any provision of any outstanding grant or award that materially increases the potential cost thereof to the Company except as provided in the Merger Agreement; and

    (f) the Company will use its commercially reasonable best efforts not to cause any of its representations or warranties to become untrue.

    NO SOLICITATION OF TRANSACTIONS. The Merger Agreement provides that the Company will not, and will not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) from any person, or engage or participate in, enter into or continue discussions or negotiations relating to, or agree to or endorse, any Takeover Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In addition, the Company will, and will cause its directors, officers, employees, attorneys, financial advisors, agents and other representatives to, immediately upon execution of the Merger Agreement cease any existing discussions or negotiations, or other activities referred to in the immediately preceding sentence, with any person conducted theretofore with respect to any of the foregoing matters referred to in the immediately preceding sentence. Notwithstanding the foregoing, the Company may
(i) furnish information pursuant to a customary confidentiality agreement concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited Superior Proposal (as defined below) after the date of the Merger Agreement, (ii) engage in discussions or negotiations with such a third party who has made an unsolicited Superior Proposal after the date thereof, and/or (iii) following receipt of an unsolicited Superior Proposal after the date of the Merger Ageement, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to its stockholders, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside counsel, that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under Delaware law; provided that the Board of Directors of the Company will not take any of the actions referred to in clauses (i) through (iii) above until the second business day after it has delivered the Notice of Superior Proposal with respect thereto as described in the next paragraph. As used in the Merger
Agreement: "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to the Company's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by Parent or the Purchaser), for any tender or exchange offer, merger, consolidation, recapitalization or other business combination involving the Company or the acquisition in any manner of a substantial equity interest in (10% or more), or a substantial portion of the assets of, the Company or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Offer, the purchase of Shares pursuant to the Offer or the Merger; and "Superior Proposal" means a bona fide written proposal or offer made by any person to acquire the Company pursuant to any tender or exchange offer, merger, consolidation, recapitalization or other business combination or acquisition of all or substantially all of the assets of the Company on terms that the Board determines in good faith, and in the exercise of sound and reasonable judgment (after consultation with outside legal counsel and independent financial advisors), to be more favorable to the Company and its stockholders than the transaction contemplated by the Merger Agreement (taking into account any fees or expenses payable under the Merger Agreement and conditions to consummation) and for which any required financing is committed or that, in the good faith and sound and reasonable judgment of the Board (after consultation with independent financial advisors), is reasonably capable of being financed by such person.

    The Merger Agreement provides that the Company will promptly advise Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal, the material terms and conditions thereof, and the identity of the person making any such proposal or inquiry (the "Notice of Superior Proposal"). The Company will keep Parent fully informed of the status and details of any such proposal or inquiry.

    Pursuant to the Merger Agreement, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.

    PROXY STATEMENT. The Merger Agreement provides that promptly after consummation of the Offer, the Company will prepare and file with the Commission, if required by federal securities laws, a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the meeting of such stockholders to consider and vote upon the Merger

(the "Special Meeting"). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. As promptly as practicable after the Proxy Statement has been cleared by the Commission, the Company will mail the Proxy Statement to the stockholders of the Company.

    STOCKHOLDERS MEETING. The Merger Agreement provides that the Company will take all action necessary in connection with applicable law to duly call, give notice of, convene and hold the Special Meeting as promptly as practicable after the consummation of the Offer to consider and vote upon the Merger Agreement and the transactions contemplated thereby. The Company will use its best efforts to obtain the necessary approval of the Merger Agreement and the Merger by its stockholders. The Merger Agreement provides that the Company will, through its Board of Directors, recommend that its stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, subject to the Board of Directors' fiduciary duty under applicable law, exercised after consultation with the Company's outside legal counsel. The Merger Agreement provides that at the Special Meeting, Parent and the Purchaser and its direct and indirect subsidiaries will vote, or cause to be voted, all Shares owned by them in favor of the Merger. The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding Shares in connection with the Offer, the Company agrees, at the request of the Purchaser, subject to Article VI of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    FILINGS, OTHER ACTIONS. The Merger Agreement provides that the Company and Parent will: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, all Governmental or Regulatory Authorities (as defined in the Merger Agreement) in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use their commercially reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement.

    INSPECTION; CONFIDENTIALITY; NOTIFICATION. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company will (i) allow all officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to the offices, books, records and files, correspondence, audits, personnel and properties, as well as to all information relating to Contracts (as defined in the Merger Agreement), titles and financial commitments, or otherwise pertaining to the business and affairs, of the Company, (ii) furnish to Parent's counsel, financial advisors, auditors and other representatives such financial and operating data and other information as such persons may reasonably request, (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent's investigation of the business of the Company, and (iv) make its personnel available at reasonable times for discussions with representatives of Parent. Information obtained pursuant to the immediately preceding sentence will constitute "Confidential Information" under the Confidentiality Agreement (as defined in the Merger Agreement).

    The Merger Agreement provides that Parent and the Purchaser will, upon request by the Company, provide the Company, its counsel, accountants and other authorized representatives with such information concerning Parent or the Purchaser as may be reasonably requested by the Company and necessary for the Company to ascertain the accuracy and completeness of the information supplied by or on behalf of Parent or the Purchaser for inclusion in the Schedule 14D-9 and the Proxy Statement. Except as and to the extent required by law, the Company will keep confidential any information furnished to it pursuant to the preceding sentence that is reasonably designated as confidential at the time of delivery.

    The Merger Agreement provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any such notice will not limit or otherwise effect the remedies available thereunder to the party receiving such notice.

    CONDUCT OF BUSINESS BY THE PURCHASER PENDING THE MERGER. The Merger Agreement provides that prior to the Effective Time and subject to any applicable regulatory approvals, the Parent will cause the Purchaser to (a) perform its respective obligations under the Merger Agreement in accordance with the terms thereof and take all other actions necessary or appropriate for the consummation of the transaction contemplated thereby and (b) not engage directly or indirectly in any business or activities of any kind whatsoever and not enter into any agreements or arrangement with any person or entity, or be subject to or be bound by any obligation or undertaking that is not contemplated by the Merger Agreement.

    EMPLOYEE BENEFITS. The Merger Agreement provides that Parent and the Surviving Corporation will, for a period of not less than two years after the consummation of the Offer, either (a) make available, or cause to be made available, for the benefit of employees of the Company, continued participation in the employee benefit plans maintained by the Company immediately prior to the Effective Time under terms and conditions substantially similar to those in effect immediately prior to the Effective Time or (b) make available, or cause to be made available, under terms and conditions substantially similar to the terms and conditions under which Parent's employees participate in Parent's employee benefit plans, participation in (i) employee benefit plans maintained by Parent or (ii) employee benefit plans established by Parent for the benefit of employees of the Company that are substantially similar to the employee benefit plans maintained by Parent; provided, however, nothing described in this paragraph will be construed to give any employee of Parent or the Company, either prior to or after the Effective Time, any right to participate in, accrue or receive any benefit under or receive any equivalent benefit or compensation that would be or have been accrued or received under, any employee benefit plan maintained either by the Company or Parent either prior to or after the Effective Time. The Merger Agreement provides that Parent will honor all change of control arrangements listed in the Disclosure Schedule. Any employees of the Company who participate in Parent's employee benefit plans after the consummation of the Offer will be given credit thereunder for past service with the Company for participation and vesting purposes.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Merger Agreement provides that the certificate of incorporation and by-laws (or equivalent governing instruments) of the Surviving Corporation will contain provisions no less favorable with respect to exculpation and indemnification of directors and officers than are set forth in the certificate of incorporation and by-laws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or who were otherwise entitled to indemnification pursuant thereto.

    The Merger Agreement further provides that the Company will and, after the consummation of the Offer, Parent will cause the Company to maintain in effect for not less than six years after the Effective Time, and for so long thereafter as any claim asserted during such time has not been fully adjudicated by a court of competent jurisdiction, the current policies of directors' and officers' liability insurance maintained by the Company on the date of the Merger Agreement with respect to matters occurring through the Effective Time and covering parties who are covered by such current policies, subject to certain conditions specified in the Merger Agreement. The Merger Agreement further provides that

Parent will cause the Surviving Company to honor in accordance with their respective terms each of the indemnity agreements between the Company and its officers and directors as in effect on the date of the Merger Agreement and will not cause the Company to terminate such agreements prior to or after the Effective Time.

    The Merger Agreement provides that the Company, and from and after the Effective Time, the Surviving Corporation, will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company ("Indemnified Parties") against all losses, expenses, claims, damages, liabilities, judgments and settlement amounts that are paid or incurred in connection with actions or omissions occurring on or prior to the Effective Time to the fullest extent permitted or required under Delaware law and, in the case of indemnification by the Surviving Corporation, to the fullest extent permitted under Delaware law, the certificate of incorporation and the by-laws of the Company in effect at the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit. The provisions described in this paragraph are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each party entitled to insurance coverage pursuant to the Merger Agreement, respectively, and his or her heirs and legal representatives, and will be in addition to any other rights an Indemnified Party may have under the DGCL, any indemnity agreement, the certificate of incorporation or bylaws of the Surviving Corporation or otherwise.

    CLOSING CONDITIONS. The Merger Agreement provides that each of the Company, the Purchaser and the Parent will use their commercially reasonable best efforts to fulfill the conditions specified in Article VI of the Merger Agreement to the extent the fulfillment of such conditions is within their control, and, subject to the conditions specified in Article VI of the Merger Agreement, to consummate the Merger on the earliest date practicable.

    SCHEDULES 14D-1 AND 14D-9. The Merger Agreement provides that Parent, the Purchaser and the Company (as applicable) will promptly correct the Schedule 14D-1, this Offer to Purchase and related documents and the Schedule 14D-9 if and to the extent that they have become false or misleading in any material respect. Further, the Merger Agreement provides that the Parent, the Purchaser and the Company (as applicable) will take all steps necessary to cause the
Schedule 14D-1, this Offer to Purchase and related documents and the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Company's stockholders to the extent required by applicable federal securities laws.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions: (1) the Purchaser shall have purchased all Shares validly tendered pursuant to the Offer; (2) if required by the DGCL, the Merger and the Merger Agreement shall have received the Requisite Stockholder Approval (as defined in the Merger Agreement); (3) no Governmental or Regulatory Authority shall have issued an order or ruling or taken any other action declaring illegal or otherwise prohibiting the Merger; provided, that if the foregoing has occurred, each party will use its commercially reasonable best efforts to cause such action to be vacated or reversed so that the Merger may be consummated; and (4) any applicable waiting period under the HSR Act shall have expired or terminated.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated at any time (upon written notice to the other parties to the Merger Agreement) prior to the Effective Time, whether before or after approval by the stockholders of the Company:

    (a) by the Company, if: (i) the Company receives a Superior Proposal prior to the consummation of the Offer; provided that, prior to terminating the Merger Agreement, (A) the Company shall have duly provided the Notice of Superior Proposal, (B) at least two business days later, the Board of Directors shall have redetermined in good faith, and in the exercise of sound and reasonable judgment (after consultation with outside legal counsel and independent financial advisors), that the Superior Proposal continues to be a Superior Proposal after taking into account any improved terms proposed by the Parent and the Purchaser prior to the expiration of such two business day period, and (C) the Company shall have paid to the Parent the applicable Fee as described below; or (ii) the Offer has not been timely commenced in accordance with the Merger Agreement;

    (b) by the Parent and the Purchaser, if: (i) the Board of Directors shall have withdrawn or modified, in any manner adverse to the Parent and the Purchaser, the approval or recommendation by the Board of the Merger Agreement, the Offer or the Merger or approved or recommended any Takeover Proposal, or shall have resolved to do any of the foregoing; or (ii) if the Company shall directly or indirectly through agents or representatives continue negotiations with any Third Party concerning any Takeover Proposal or Superior Proposal for more than 20 business days after having first furnished information or commenced negotiations with such Third Party (whichever occurred earlier) with respect thereto; or (iii) (A) if a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company and (B) the Company shall not have rejected such Takeover Proposal within 15 business days (or 10 business days if required by the federal securities laws) after the earlier of its receipt thereof or the date its existence first becomes publicly disclosed;

    (c) by the Parent and the Purchaser or by the Company, if: (i) the Offer is terminated or expires in accordance with its terms without the purchase of any Shares pursuant thereto; provided, however, that the Parent and the Purchaser will not be entitled to terminate for such reason if the cause thereof is a breach by the Parent or the Purchaser of any of their obligations under the Merger Agreement and the Company will not be entitled to terminate for such reason if the cause thereof is a breach by the Company of any of its obligations under the Merger Agreement; (ii) there occurs a material breach by the other party of any representation or warranty or covenant or agreement made by the defaulting party: (A) that by its nature cannot be cured prior to the expiration of the Offer, or (B) that is curable, but has not been cured prior to the expiration of the Offer; provided that the terminating party itself is not in material breach of the Merger Agreement and further provided that the Parent and the Purchaser may terminate the Merger Agreement after the consummation of the Offer only if their acts or omissions did not cause or substantially contribute to the material breach; (iii) no Governmental or Regulatory Authority shall have issued an Order (as defined in the Merger Agreement) or ruling or taken any other action declaring illegal or otherwise prohibiting the consummation of the Offer or the Merger and such Order shall have become final and nonappealable; or
(iv) the Purchaser shall not have purchased all Shares validly tendered pursuant to the Offer within 120 calendar days following the commencement of the Offer, and the Merger Agreement has not otherwise been terminated pursuant to the Merger Agreement; or

    (d) by mutual written consent of the Boards of Directors of the Company, Parent and the Purchaser.

    The Merger Agreement provides that if: (i) the Merger Agreement is terminated (A) by the Company pursuant to clause (a)(i) above or (B) by the Parent and the Purchaser pursuant to clause (b)(i) above; or (ii)(A) the Merger Agreement is terminated by (1) the Parent and the Purchaser pursuant to clause
(b)(ii), (b)(iii), or (c)(ii) above, (2) by the Parent and the Purchaser or by the Company pursuant to clause (c)(iii) above, but only if the Order, ruling or other action by the Governmental or Regulatory Authority giving rise thereto is issued or taken as a result of an action, suit or proceeding in which a Third Party (as defined below) who has made a Takeover Proposal or Superior Proposal is a participant or which involves issues arising out of a Takeover Proposal or Superior Proposal, or (3) by the Parent and the Purchaser or by the Company pursuant to clause (c)(i) or (c)(iv) above, but only if, at the time of such termination, the Minimum Condition has been satisfied, and (B) within 12 months thereafter, either (1) the Company enters into an agreement with respect to any Third Party Acquisition (as defined below) or (2) any Third Party Acquisition occurs, and (C) after the execution and delivery of the Merger Agreement but prior to such termination, (1) the Company (or its agents) had discussions with respect to such Third Party Acquisition, (2) the Company (or its agents) furnished information with respect to or with a view to such Third Party Acquisition, or (3) a Third Party announced an interest publicly with respect to any Third Party Acquisition, or indicated an interest or made a proposal with respect to any Third Party Acquisition and thereafter such indication or proposal became public, or, with respect to any Third Party that announced an interest publicly with respect to any Third Party Acquisition, or indicated an interest or made a proposal prior to the date of the Merger Agreement with respect to any Third Party Acquisition, such Third Party indicated publicly its continued interest with respect to such Third Party Acquisition, or indicated its continued interest or amended any previous proposal with respect to such Third Party Acquisition and thereafter such indication or amendment became public, then the Company will pay to Parent, within two business days following any termination under clause (b)(i) above or within two business days following the occurrence of the earlier of the events described in clause (b)(ii)(B) above in the event of any such termination under clause (b)(ii) above, a fee, in cash and in immediately available funds, of $5 million (the "Fee"); provided, however, that the Company in no event will be obligated to pay more than one Fee with respect to all such terminations; and provided, further, that the Company will not be obligated to pay the Fee if the Parent or the Purchaser is in material breach of its covenants or agreements in the Merger Agreement. The Company will reimburse Parent for its expenses in collecting a Fee pursuant to the Merger Agreement if it is determined that a Fee is payable. As used in the Merger Agreement: "Third Party" means any person other than the Parent, the Purchaser or any affiliate thereof and "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer, exchange offer or otherwise by any Third Party; (ii) the acquisition by a Third Party of 30% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party or the Company of more than 30% of the outstanding Shares; or (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend.

    The Merger Agreement provides that in the event of a termination by either the Company or the Parent and the Purchaser pursuant to the terms of the Merger Agreement, the Merger Agreement will then become null and void and there will be no further liability or obligation on the part of either the Company or the Parent or the Purchaser (or any of their respective representatives or affiliates) as a result of a breach of any representation, warranty, covenant or condition of the Merger Agreement, subject to certain exceptions.

    The Merger Agreement further provides that except as otherwise specifically provided therein, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

    The Merger Agreement provides that Borden will guarantee the obligations of the Parent thereunder.

TENDER AGREEMENT

    Simultaneously with the execution of the Merger Agreement and as a condition to the willingness of the Parent and the Purchaser to proceed with the Offer and the Merger, the Parent and the Purchaser entered into a Tender Agreement (the "Tender Agreement") with ChemFirst, Inc., a Mississippi corporation ("ChemFirst" or the "Stockholder"), pursuant to which, among other things, ChemFirst agreed to validly tender (and not withdraw) its Shares to the Purchaser pursuant to the Offer. As of the date of the Tender Agreement, ChemFirst beneficially owned 1,275,000 Shares (the "Owned Shares"), representing approximately 21.3% of the outstanding Shares on a fully-diluted basis.

    Pursuant to the Tender Agreement, the Stockholder also agreed that during the period commencing on the date thereof and continuing until the earliest of
(a) the Effective Time, (b) the termination of the Merger Agreement, (c) written notice of the termination of the Tender Agreement by the Parent to the Stockholder and (d) the date which is 180 days after the date of the Tender Agreement, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, the Stockholder will: (i) vote the Owned Shares in favor of the Merger; (ii) vote the Owned Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and
(iii) vote the Owned Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (B) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (C) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. In addition, the Stockholder granted to the Parent and to each officer of the Parent, the Stockholder's irrevocable proxy to vote the Owned Shares of such Stockholder as indicated in this paragraph. Pursuant to the Tender Agreement, the Stockholder also agreed not to solicit or take any other action to facilitate, any inquiry or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any Takeover Proposal from any person and to use reasonable efforts to prevent any of its directors (in their actions solely on behalf of the Stockholder), officers (in their actions solely on behalf of the Stockholder), attorneys and financial advisors from soliciting or taking any other action to facilitate, any inquiry or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any Takeover Proposal from any person. The Stockholder also agreed, while the Tender Agreement is in effect, and except as contemplated thereby, not to sell or enter into any contract with respect to the sale or other disposition of, any of the Shares or to grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

    12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY; RIGHTS
AGREEMENT.

    PURPOSE. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    VOTE REQUIRED TO APPROVE THE MERGER. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder.

    APPRAISAL RIGHTS. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

    Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such

Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher than, lower than or equal to the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

    In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

    The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    PLANS FOR THE COMPANY. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

    Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    RIGHTS AGREEMENT. The following discussion, including the summary of certain aspects of the Rights, is based in part on information contained in the Company's Registration Statement on Form 8-A dated November 9, 1990, as amended by the Company's Registration Statement on Form 8 dated August 20, 1991, Form 8-A/A dated December 4, 1994 and Form 8-A/A dated October 14, 1997 (as so amended, the "Form 8-A"), and is qualified by reference to such information. The Form 8-A is incorporated herein by reference. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such documents are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

    On November 5, 1990, the Board of Directors of the Company declared a dividend of one Right for each outstanding Share. The dividend was paid on November 15, 1990 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company at a price of $30.00 per one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons other than Ashland, ChemFirst, or any of their affiliates or associates have acquired beneficial ownership of 10% or more of the outstanding Shares, (ii) 10 days following a public announcement that Ashland, ChemFirst, or any of their affiliates or associates has acquired beneficial ownership of any Shares in addition to those owned by such parties as of the adoption of the Rights Agreement (any such person or group in foregoing clauses (i) or (ii), an "Acquiring Person"), or
(iii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Share certificates outstanding as of the Record Date, by such Share certificate with a copy of the Summary of Rights attached thereto.

    The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Share certificates issued after the Record Date upon transfer or new issuance of Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. As a result of the Third Amendment to the Rights Agreement (described below), the Rights will expire on November 15, 1998 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Shares or a stock dividend on the Shares payable in Shares or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Share. Each Preferred Share will have 100 votes, voting together with the Shares. Finally, in the event of any merger, consolidation or other transaction in which Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Share. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Share.

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right.

    At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to any person or group of affiliated or associated persons becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the company, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group becomes an Acquiring Person.

    The Rights Agreement, dated as of November 5, 1990 between the Company and the Rights Agent, specifying the terms of the Rights and including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Preferred Shares as an exhibit thereto and the form of press release announcing the declaration of the Rights are incorporated herein by reference to the Form 8-A. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement.

    The First Amendment to the Rights Agreement (dated as of August 7, 1991), the Second Amendment to the Rights Agreement (dated as of August 3, 1994) and the Third Amendment to the Rights Agreement (dated as of October 9, 1997) extended the Final Expiration Date to November 15, 1994, November 15, 1997 and November 15, 1998, respectively.

    Effective October 9, 1997, the Rights Agreement was amended ("the Fourth Amendment") to provide that neither Parent nor any of its Subsidiaries, Affiliates or Associates (as defined therein) (hereinafter, collectively, the "Borden Entities") will become an Acquiring Person. Further, the Fourth Amendment provides that the Borden Entities will not be deemed a Beneficial Owner of, or to beneficially own, any of the Shares (as defined therein) solely by reason of the Merger Agreement or the Tender Agreement.

    In addition, the Rights Agreement was modified by the Fourth Amendment to provide that a registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as provided in the Rights Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent, together with payment of the Purchase Price (as defined therein), at or prior to the earliest of (i) the Final Expiration Date (as defined therein), (ii) the Redemption Date (as defined therein), (iii) the time at which such rights are exchanged as provided in Section 24 of the Rights Agreement, or
(iv) immediately prior to the acceptance for purchase of Shares by a Borden Entity pursuant to the Offer.

    The Fourth Amendment further provides that notwithstanding anything in the Rights Agreement to the contrary, neither (a) the approval, execution, delivery, amendment or consummation of any of the transactions contemplated by the Merger Agreement or the Tender Offer nor (b) the public announcement or the making of a tender offer by any Borden Entity for Shares of the Company, or the acceptance for purchase of such shares thereunder, shall cause (i) any Borden Entity to become an Acquiring Person, (ii) a Shares Acquisition Date to occur, or (iii) a Distribution Date to occur.

    13. DIVIDENDS AND DISTRIBUTIONS. As described more fully in Section 11, pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or the Disclosure Schedule, or the Parent otherwise agrees in writing, the Company will not, among other things, split, combine or otherwise change the Shares or its capitalization. If the Company should, however, on or after the date of the Merger Agreement take any such action, or disclose that it has done so, then without prejudice to the Purchaser's rights under Section 15, the Purchaser reserves the right to make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such action.

    Similarly, as described more fully in Section 11, pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or the Disclosure Schedule, or the Parent otherwise agrees in writing, the Company will not, among other things, declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class. If on or after the date of the Merger Agreement, the Company should nonetheless declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ NATIONAL MARKET QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the 1997 Annual Report, as of September 5, 1997, there were approximately 175 holders of record and approximately 1,398 beneficial owners of Shares and there were 5,627,934 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/ or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for any tendered Shares (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act), if:

    (a) as of the Expiration Date, there shall not have been validly tendered and not withdrawn pursuant to the Offer a number of Shares such that, upon consummation of the Offer, the Purchaser and its affiliates will beneficially own in the aggregate not less than 51% of the Shares outstanding on a fully diluted basis (the "Minimum Condition");

    (b) any applicable waiting period under the HSR Act shall not have expired or terminated prior to the Expiration Date;

    (c) at any time on or after the date of the Merger Agreement and before the Expiration Date (or, in the case of conditions related to regulatory matters, before the acceptance of any of the Shares for payment or the payment thereof), any of the following events shall have occurred and be continuing:

         (i) any Law or Order (each as defined in the Merger Agreement) that (A) has the effect of making illegal or otherwise restraining, prohibiting or making materially more costly the making or consummation of the Offer or the Merger or prohibiting the performance of the Merger Agreement; (B) prohibits or imposes any material limitation on the ability of the Purchaser or the Parent effectively to acquire or to hold or exercise full rights of ownership of the Shares purchased pursuant to the Offer including the right to vote such Shares on all matters properly presented to the Company's stockholders; or (C) prohibits or materially limits the ownership or operation by the Company or any of its subsidiaries, or by the Parent, the Purchaser or any of the Parent's subsidiaries of all or any material portion of the business or assets of the Company, or compels the Purchaser, the Parent or any of the Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, as a result of the transactions contemplated by the Offer or the Merger Agreement;

        (ii) (A) any action or proceeding brought or threatened by any Governmental or Regulatory Authority that seeks any Order having any effect set forth in clause (c)(i) above or (B) any action or proceeding brought by any other person that could reasonably be expected to result in any Order having any effect set forth in clause (c)(1) above;

        (iii) (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any material limitation (other than an increase in interest rates) imposed by any Governmental or Regulatory Authority on the extension of credit by lending institutions in general, (B) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market or (C) a decline of at least 30% in both the Dow Jones Average of Industrial Stocks and the Standard & Poor's 500 index from the date of the Merger Agreement; provided that such situation remains in effect through the date that any party seeks to assert the failure of this condition;

        (iv) a commencement of a war or armed hostilities or other national or international crisis involving the United States and having a significant adverse effect on general economic conditions or the functioning of the financial markets in the United States;

        (v) the representations and warranties made by the Company in the Merger Agreement that are subject to a materiality qualification shall not be true and correct, or the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any respect that would have a Material Adverse Effect (as defined in the Merger Agreement) in each case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date; provided, however, that if the Parent or the Purchaser discovers such a breach of a representation or warranty, the Parent or the Purchaser shall promptly notify the Company of the nature of such breach and the Company shall be entitled to attempt to cure such breach prior to the Expiration Date;

        (vi) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it; provided, however, that if the Parent or the Purchaser discovers such a breach of an agreement or covenant, the Parent or the Purchaser shall promptly notify the Company of the nature of such breach and the Company shall be entitled to attempt to cure such breach prior to the Expiration Date; or

       (vii) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the case of paragraphs (a) through (c)(iv) above, makes it inadvisable, as determined by the Purchaser in good faith, to proceed with the Offer or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, except as otherwise provided in the Merger Agreement with respect to the Minimum Condition and the HSR Act Condition. The Parent's or the Purchaser's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Except as set forth below, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

    STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP.
V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. In the Merger Agreement, the Company has represented that those portions of the Louisiana Control Share Acquisition Statute that purport to apply to foreign corporations with a principal place of business in Louisiana are inapplicable to the transactions contemplated by the Merger Agreement.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.

In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

    The Parent intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (except as otherwise provided in the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Parent and the Purchaser believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    17. FEES AND EXPENSES. Chase Securities Inc. is acting as Dealer Manager in connection with the Offer. As compensation for its services as Dealer Manager, Chase Securities Inc. will receive a fee of approximately $250,000 if the Offer is consummated. Parent will also reimburse Chase Securities Inc. for reasonable out-of-pocket expenses including reasonable attorney's fees and has also agreed to indemnify Chase Securities Inc. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

    The Purchaser has retained Mackenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          MC MERGER CORP.

October 15, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                 OF THE PARENT, THE PURCHASER AND BORDEN, INC.

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and the Purchaser are set forth below. All directors and executive officers listed below are citizens of the United States of America. The business address of Messrs. Saggese, Kidder, Carter, de Ney, Stevning, Ducey and Dieker is 180 East Broad Street, Columbus, Ohio 43215. The business address of Messrs. Stuart and Robbins is 9 West 57th Street, New York, New York 10019. The business address of Mr. Krainer is 610 Meidinger Tower, Louisville, Kentucky 40202. The business address of Mr. Gerson is 630 Glendale-Milford Road, Cincinnati, Ohio 45215.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------

Joseph M. Saggese               Joseph M. Saggese (age 66) is Chairman of the Board of Directors and President
  Chairman,                     and Chief Executive Officer of the Parent. He also serves as Chairman of the
  President and                 Board of Directors of Borden Decorative Products Holdings, Inc. and BCP
  Chief Executive               Management, Inc. Prior to assuming his position with the Company, he served as
  Officer                       Executive Vice President of Borden and President of its Worldwide Packaging and
                                Industrial Products Division, a position he held since 1990. He has served as
                                Chairman of the Board of Directors, President and Chief Executive officer of BCP
                                Management, Inc. since 1990.

C. Robert Kidder                C. Robert Kidder (age 53) is a Director of the Parent and a Director, Chairman of
  Director                      the Board and Chief Executive Officer of Borden, a position he has held since
                                January 10, 1995. He also serves as a Director of Borden Foods Corporation,
                                Borden Decorative Products Holdings, Inc., Wise Foods Holdings, Inc., Elmer's
                                Holdings, Inc. and reSource Partner, Inc. He served as Chairman of the Board of
                                Duracell International Inc. and Duracell, Inc. from August 1991 through October
                                1994 and was Chairman of the Board and Chief Executive Officer of both companies from April 1992 through September 30, 1994, Chairman of the Board, President and
                                Chief Executive Officer of both companies from August 1991 until April 1992, and
                                President and Chief Executive Officer of both companies from June 1988 until
                                August 1991. He is also a Director of Electronic Data Systems Corporation, AEP
                                Industries, Inc. and Morgan Stanley, Dean Witter, Discover & Co.

Scott M. Stuart                 Scott M. Stuart (age 38) is a Director of the Parent and also serves as Director
  Director                      of Borden, Borden Foods Corporation and Borden Decorative Products Holdings, Inc.
                                He has been a General Partner of KKR Associates, L.P. since January 1995. He was a General Partner of Kohlberg Kravis Roberts & Co., L.P. ("KKR") from January
                                1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. He has been an Executive with
                                KKR since 1986. He is a Director of AEP Industries, Inc., Newsquest Capital, PLC.
                                and World Color Press, Inc.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Clifton S. Robbins              Clifton S. Robbins (age 39) is a Director of the Parent and also serves as a
  Director                      Director of Borden, Borden Foods Corporation and BCP Management, Inc. He has been a general partner of KKR Associates, L.P. since January 1995. He was a General
                                Partner of KKR from January 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. He has been an Executive with KKR since 1987. He is a Director of AEP Industries, Inc.,
                                IDEX Corporation, Kindercare Learning Centers, Inc. and Newsquest Capital, PLC.

William H. Carter               William H. Carter (age 44) is a Director of the Parent and since April 1995 has
  Director                      been Executive Vice President and Chief Financial Officer of Borden. He is also a
                                Director of Elmer's Products, Inc., BCP Management, Inc., AEP Industries, Inc.,
                                reSource Partner, Inc., Borden Foods Corporation, Borden Decorative Products
                                Holdings, Inc. and Wise Foods Holdings, Inc. Prior to joining Borden in 1995, he served as the Price Waterhouse LLP engagement partner responsible for Borden.

Richard L. de Ney               Richard L. de Ney (age 47) is Director of the Parent. He joined Borden on January
  Director                      10, 1995 as Executive Vice President-Administration and was elected Executive
                                Vice President-Corporate Strategy and Development effective February 16, 1995.
                                Prior thereto he was a Managing Director at Bear, Stearns & Co., Inc. He is also a Director of reSource Partner, Inc., Elmer's Products, Inc., Borden Foods
                                Corporation and Wise Foods Holdings, Inc.

Michael E. Ducey                Michael E. Ducey (age 48) is Executive Vice President and Chief Operating Officer
  Executive Vice                of the Parent. Prior to this position, he was an Executive Vice President of the
  President and                 Company, a position he held since 1996. Prior to this position, he was Vice
  Chief Operating               President and Business Director of the North American Resins operation of the
  Officer                       Packaging and Industrial Products Division of Borden beginning in 1995. From 1992 through 1994, he was Sales and Marketing Director of the Division's Adhesives and
                                Resins operations.

William T. Gerson               William T. Gerson (age 56) is an Executive Vice President of the Parent. Prior to
  Executive Vice                assuming this position, he served as General Manager of the Coating and Graphics
  President                     operations of the Packaging and Industrial Products Division of Borden, a
                                position he held since 1986.

Edward F. Krainer               Edward F. Krainer (age 58) is an Executive Vice President of the Parent. Prior to
  Executive Vice                assuming this position, he was Vice President and Group General Manager of
  President                     domestic operations of the Worldwide Resins Group of the Packaging and Industrial
                                Products Division of Borden. Prior thereto, he was Group General Manager of the
                                Division's Foundry and Industrial Products operation.

James O. Stevning               James O. Stevning (age 38) is Executive Vice President and Chief Financial
  Executive Vice                Officer of the Parent. Prior to assuming this position, he was Vice President,
  President and                 Chief Financial Officer and Treasurer of BCP Management, Inc., positions held
  Chief Financial               since 1996. Prior thereto, he was Controller and Principal Accounting Officer of
  Officer                       BCP Management, Inc., since 1994, and Group Controller of Borden's Basic
                                Chemicals Group since 1992.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Lawrence L. Dieker              Lawrence L. Dieker (age 59) is Vice President, General Counsel and Secretary of
  Vice President,               the Parent. Prior to assuming these positions, he was Assistant General Counsel
  General Counsel               of Borden, a position he held since 1982. He is also Vice President, General
  and Secretary                 Counsel and Secretary of BCP Management, Inc., general partner of Borden
                                Chemicals and Plastics Limited Partnership.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF BORDEN. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Borden are set forth below. All directors and executive officers listed below are citizens of the United States of America. The business address of Messrs. Kidder, Carter, de Ney, Kesselman, Saggese, Smith, Starkman and Ms. Reardon is 180 East Broad Street, Columbus, Ohio 43215. The business address of Messrs. Kravis, Navab, Robbins and Stuart is 9 West 57th Street, New York, New York 10019. The business address of Mr. Roberts is 2800 Sand Hill Road, Menlo Park, California 94025.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------

C. Robert Kidder                C. Robert Kidder (age 53) is Chairman of the Board and Chief Executive Officer of
  Chairman and Chief            Borden, a position he has held since January 10, 1995. He also serves as a
  Executive Officer             Director of Borden Foods Corporation, Borden Decorative Products Holdings, Inc.,
                                Borden Chemical, Inc., Wise Foods Holdings, Inc., Elmer's Holdings, Inc. and
                                reSource Partner, Inc. He served as Chairman of the Board of Duracell
                                International Inc. and Duracell, Inc. from August 1991 through October 1994 and was Chairman of the Board and Chief Executive Officer of both companies from
                                April 1992 through September 30, 1994, Chairman of the Board, President and Chief
                                Executive Officer of both companies from August 1991 until April 1992, and
                                President and Chief Executive Officer of both companies from June 1988 until
                                August 1991. He is also a Director of Electronic Data Systems Corporation, AEP
                                Industries, Inc. and Morgan Stanley, Dean Witter, Discover & Co.

Henry R. Kravis                 Henry R. Kravis (age 53) acted as Chairman of the Board of Borden from December
  Director                      21, 1994 to January 10, 1995. He has been a General Partner of KKR and KKR
                                Associates, L.P. since their establishment. He is also a Director of AutoZone,
                                Inc., Bruno's, Inc., Flagstar Companies, Inc., Flagstar Corporation, Gillette
                                Company, IDEX Corporation, K-III Communications Corp., Merit Behavioral Care
                                Corporation, Newsquest Capital, PLC., Owens-Illinois, Inc., Owens-Illinois Group,
                                Inc., Safeway Inc., Sotheby's, Union Texas Petroleum Holdings, Inc. and World
                                Color Press, Inc. He is a member of the Executive Committee of the Borden Board.
                                Messrs. Kravis and Roberts are first cousins.

Alexander Navab                 Alexander Navab (age 31) has been an Executive of KKR since June 1993. He was
  Director                      employed by James D. Wolfensohn Incorporated, an investment banking firm, from
                                September 1991 to June 1993. He is also a Director of Newsquest Capital, PLC. and
                                World Color Press, Inc. He is a member of the Audit Committee of the Borden
                                Board.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Clifton S. Robbins              Clifton S. Robbins (age 39) is a Director of the Borden and also serves as a
  Director                      Director of Borden Chemical, Inc., Borden Foods Corporation and BCP Management,
                                Inc. He has been a general partner of KKR Associates, L.P. since January 1995. He was a General Partner of KKR from January 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. He has been an Executive with KKR since 1987. He is a Director of
                                AEP Industries, Inc., IDEX Corporation, Kindercare Learning Centers, Inc. and
                                Newsquest Capital, PLC.

George R. Roberts               George R. Roberts (age 54) has been a General Partner of KKR and KKR Associates,
  Director                      L.P. since their establishment. He also a Director of AutoZone, Inc., Bruno's,
                                Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III
                                Communications Corp., Merit Behavioral Care Corporation, Newsquest Capital, PLC.,
                                Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., Union Texas
                                Petroleum Holdings, Inc. and World Color Press, Inc. Messrs. Kravis and Roberts
                                and first cousins.

Scott M. Stuart                 Scott M. Stuart (age 38) is a Director of Borden and also serves as Director of
  Director                      Borden Chemical, Inc., Borden Foods Corporation and Borden Decorative Products
                                Holdings, Inc. He has been a General Partner of KKR Associates, L.P. since
                                January 1995. He was a General Partner of KKR from January 1995 until January 1,
                                1996 when he became a member of the limited liability company which serves as the general partner of KKR. He has been an Executive with KKR since 1986. He is a
                                Director of AEP Industries, Inc., Newsquest Capital, PLC. and World Color Press,
                                Inc.

William H. Carter               William H. Carter (age 44) is Executive Vice President and Chief Financial
  Executive Vice President      Officer of Borden, a position he has held since April 1998. He is also a Director
  and Chief Financial           of Elmer's Products, Inc., BCP Management, Inc., Borden Chemical, Inc., AEP
  Officer                       Industries, Inc., reSource Partner, Inc., Borden Foods Corporation, Borden
                                Decorative Products Holdings, Inc. and Wise Foods Holdings, Inc. Prior to joining
                                Borden in 1995, he served as the Price Waterhouse LLP engagement partner responsible for Borden.

Richard L. de Ney               Richard L. de Ney (age 47) is Executive Vice President--Corporate Strategy and
  Executive Vice                Development, a position he held since February 16, 1995. He joined Borden on
  President--Corporate          January 10, 1995 as Executive Vice President-- Administration. Prior thereto he
  Strategy and Development      was a Managing Director at Bear, Stearns & Co., Inc. He is also a Director of
                                reSource Partner, Inc., Elmer's Products, Inc., Borden Chemical, Inc., Borden
                                Foods Corporation and Wise Foods Holdings, Inc.

Ronald C. Kesselman             Ronald C. Kesselman (age 53) was elected an Executive Vice President of Borden
  Executive Vice President      March 5, 1996. He serves as Chairman of Wise Foods, Inc. and Elmer's Products,
                                Inc. From June 1994 to July 1995 he was President of the Borden North America
                                Snacks Group. He joined Borden in January 1992 as Group Vice President for Food
                                Service Products and later that year added responsibility for Seafood Products.

                                                          PRESENT PRINCIPAL OCCUPATION
           NAME AND                                        OR EMPLOYMENT AND FIVE-YEAR
           POSITION                                            EMPLOYMENT HISTORY
------------------------------  ---------------------------------------------------------------------------------
Joseph M. Saggese Executive     Joseph M. Saggese (age 66) is an Executive Vice President of Borden. He is also
  Vice President                Chairman of the Board of Directors and President and Chief Executive Officer of
                                Borden Chemical, Inc. He also serves as Chairman of the Board of Directors of
                                Borden Decorative Products Holdings, Inc. and BCP Management, Inc. Prior thereto, he was President of Borden's Worldwide Packaging and Industrial Products
                                Division, a position he held since 1990. He has served as Chairman of the Board of Directors, President and Chief Executive Officer of BCP Management, Inc. since
                                1990.

Douglas A. Smith                Douglas A. Smith (age 50) was elected an Executive Vice President of Borden
  Executive Vice President      effective November 1, 1995, and serves as Chairman and Chief Executive Officer of
                                Borden Foods Corporation. Prior to joining Borden, he served as President of
                                Kraft Canada, Inc., formerly Kraft General Foods Canada, since 1991.

Nancy A. Reardon                Nancy A. Reardon (age 44) was elected Senior Vice President, Human Resources and
  Senior Vice President,        Corporate Affairs effective March 3, 1997. Previously Ms. Reardon was Senior Vice
  Human Resources and           President--Human Resources and Communications for Duracell International, Inc.
  Corporate Affairs             from 1991 through February 1997.

Ronald P. Starkman              Ronald P. Starkman (age 42) was elected Senior Vice President and Treasurer of
  Senior Vice President         Borden effective November 20, 1995. He was Senior Managing Director of Claremont
  and Treasurer                 Capital Group, Inc. from December 1994 to November 1995. Prior to that he was
                                Senior Vice President-- Investment Banking for Lehman Brothers from 1993 to 1994, and Vice President and Assistant Treasurer at American Express from 1986 to 1993.

William F. Stoll, Jr.           Willaim F. Stoll, Jr. (age 48) was elected Senior Vice President and General
  Senior Vice President         Counsel effective July 1, 1996. Prior to joining Borden he was a Vice President
  General Counsel               of Westinghouse Electric Corporation since 1993, and served as its Deputy General
                                Counsel from 1988 to 1996.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ SCHRODER BANK & TRUST COMPANY

                                   FACSIMILE:
                                 (212) 858-2611

                             CONFIRM BY TELEPHONE:
                                 (212) 858-2103

           BY MAIL:                    BY HAND/OVERNIGHT DELIVERY:
         P.O. Box 84                         One State Street
    Bowling Green Station                New York, New York 10004
New York, New York 10274-0084   Attention: Reorganization Operations Dept.
  Attention: Reorganization         Securities Processing Window SC-1
            Dept.

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                        (212) 929-5500 (Call Collect) or
                         CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                                 (212) 270-3250
                                 (212) 270-3348